UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2008

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 16, 2008, TBS International Limited (the "Company"), through seven wholly owned subsidiaries, entered into a $75.0 million credit facility (the “Credit Facility”) with DVB Group Merchant Bank (Asia) Ltd. and other lenders to be named (“the Lenders”).  The seven wholly owned subsidiaries are:  Bedford Maritime Corp, Brighton Maritime Corp, Columbus Maritime Corp, Hari Maritime Corp, Hancock Navigation Corp, Prospect Navigation Corp, and Whitehall Marine Transport Corp.  The Credit Facility is to replenish funds used to exercise a purchase option for seven multipurpose tweendeck vessels chartered in under a sale-leaseback arrangement and for general corporate purposes. The purchase option for the vessels was exercised on December 17, 2007 for a total of $19.95 million ($2.85 million for each vessel).  The seven vessels, which will collateralize the Credit Facility, are part of TBS’ operational fleet and since December 2003 have been under a 66-month sale-leaseback arrangement, which provided TBS with purchase options.

Under the Credit Facility, the loan is repayable over five years in quarterly installments of $4,892,000 for the first ten quarters and $2,608,000 for the remaining ten quarters.

Interest on borrowings under the Credit Facility is at LIBOR plus 2.50% payable quarterly in arrears. Borrowings under the Credit Facility must have a fixed interest rate, achieved by use of hedging instruments entered into with the Lenders.

The Credit Facility is cross-collateralized by the seven vessels, and each subsidiary of the Company with an ownership interest in the collateralized vessels has assigned any insurance proceeds related to the vessels to the lenders and given the lenders a security interest and assignment in the earnings of the vessels.  The Credit Facility is guaranteed by the Company.

The Credit Facility contains financial covenants similar to the financial covenants contained in the syndicated credit agreement with the Bank of America dated July 31, 2006, including maintaining:

•
Tangible Net Worth, as defined in the agreement, of not less than $170.0 million plus 75% of cumulative quarterly net income earned after the quarter ended June 30, 2006 and 100% of proceeds of any equity securities issued by the Company on or after the date of the agreement;

•
Minimum Cash Liquidity, defined as cash and cash equivalents balance plus Availability under the Credit facility with Bank of America in an average daily amount during each calendar month of not less than $10.0 million.  The “Availability” under the Bank of America Credit Facility is defined as the lesser of the amount available under the Revolving Credit Facility with Bank of America or 60% of the Fair Market Value of the vessels minus the aggregate amount of all outstanding loans and all letter of credit obligations with Bank of America;

•
Consolidated Leverage Ratio, defined as total funded debt, excluding Permitted New Vessel Construction Indebtedness of $75.0 million, to earnings before interest, taxes, depreciation and amortization or EBITDA, as defined in the agreement, for any period of four fiscal quarters of not less than 2.50 to 1.00; and

•	Fixed Charge Coverage Ratio based on EBITDA of not less than 1.40 to 1.00 through September 30, 2007 and 1.50 to 1.00 at December 31, 2007 and each fiscal quarter thereafter.

The covenants to the Credit Facility also require that the Company’s overall leverage not exceed 75% of the current market value of its assets.

The Credit Facility also contains standard covenants requiring the Company, among other things, to maintain the vessels and ensure that the vessels are in class with a classification society acceptable to the Lenders, comply with all applicable laws, keep proper books and records, preserve its corporate existence, maintain insurance, and pay taxes in a timely manner.  Further, the fair market value of the vessels subject to the mortgage must be at least 135% of the outstanding loan amount.

Events of default under the Credit Facility include, among other things:

•	any failure to pay principal thereunder when due or to pay interest or fees on the due date;
•	default in the performance or observation of any covenants;
•	material misrepresentations;
•	default under other indebtedness;
•	any event of insolvency or bankruptcy; and
•	default under the Credit Facility

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: January 22, 2007	By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer